Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

Prospect Capital Corporation

New York, New York

We hereby consent to the use in the Registration Statement, dated August 27, 2013, of our report dated August 21, 2013, relating to the consolidated financial statements of Prospect Capital Corporation, which is contained in the Registration Statement.

We also consent to the use of our report dated August 21, 2013, relating to the information contained under Senior Securities on Page 99 of this Registration Statement, which is contained as Exhibit (n)(2) to the Registration Statement.

/s/ BDO USA, LLP

BDO USA, LLP
New York, New York

August 27, 2013